EXHIBIT 99.1

CCMP CAPITAL TO ACQUIRE THE HILLMAN COMPANIES

New Investment to Support Hillman’s Next Growth Phase

New York, NY, and Cincinnati, OH, May 19, 2014 – CCMP Capital Advisors, LLC (“CCMP”) and The Hillman Companies, Inc. (“Hillman”) today announced that they have signed a definitive agreement under which affiliates of CCMP will acquire a controlling interest in Hillman from Oak Hill Capital Partners (“Oak Hill Capital”) in a transaction valuing the company at $1.475 billion.  CCMP is investing in partnership with Hillman’s current management team, led by CEO Jim Waters.  Oak Hill Capital and its affiliates will retain a significant minority interest in the company.

Founded in 1964 as a fastener and keys company, Hillman is a leader in the hardware and home improvement industry offering products for commercial and residential uses, as well as inventory management and in-store merchandising services.  Today the company provides a comprehensive solution to its retail customers for managing SKU-intensive, complex home improvement categories, distributing over 130,000 SKUs in categories including fasteners, key duplication systems, letters, numbers and signs, engraved tags, builder’s hardware, and the recently added nail, deck and drywall category.  Hillman has over 26,000 retail customers in the U.S., Canada, Mexico, South America and Australia and serves home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers, including Ace Hardware, Do it Best Corp, Home Depot, Lowe’s, Menards, Petco, PetSmart, RONA, Tractor Supply, True Value and Walmart.

A. Joe Delgado, Managing Director of CCMP, said, “Jim and his team have established Hillman as an essential product and services provider in the hardware and home improvement industry.  The company has a tremendous platform, including a unique, high-touch sales and service team of over 800 members and a sophisticated sourcing and distribution network throughout the U.S., Canada and Mexico.  We look forward to working with Jim and the entire Hillman team to help drive Hillman’s next phase of growth as the company expands organically and through strategic acquisitions into adjacent markets and new geographies.”

Jim Waters, CEO of Hillman, commented, “We are thrilled to partner with CCMP as we enter this new chapter of our growth.  CCMP has extensive experience in retail/supply management, distribution and building products companies, a vast network of relationships, and a track record of adding lasting value at its portfolio companies.  CCMP’s differentiated investment and operating experience made them management’s preferred partner and we welcome them to the Hillman team.  In addition, Oak Hill Capital has been a tremendous partner, and we are delighted to have the opportunity to continue working with them.”

Tyler J. Wolfram, Managing Partner of Oak Hill Capital, said, “Hillman has been a successful investment for Oak Hill Capital.  Since investing in the company in 2010, we have worked closely with management to define and execute a strategic and operational plan that has enabled Hillman to grow EBITDA by approximately 50% during that time and positioned the company for future growth.  We thank Jim Waters, Mick Hillman and the entire Hillman team for their efforts, and we are excited to partner with CCMP and management moving forward.”

Hillman’s publicly traded trust preferred securities (NYSE-AMEX: HLM.PR) will remain outstanding, will not be converted or exchanged and will continue to trade on the NYSE-AMEX.

Completion of the transaction, which is subject to regulatory approvals and customary closing conditions, is expected in the second or third quarter of 2014.

The company is being advised by Barclays on the transaction.  CCMP is being advised by Morgan Stanley.

About The Hillman Companies
Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of fasteners, key duplication systems, engraved tags and related hardware items to over 26,000 retail customers in the U.S., Canada, Mexico, South America and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers.  Hillman provides a comprehensive solution to its retail customers for managing SKU-intensive, complex home improvement categories.  Hillman also offers its customers additional services, such as inventory management and in-store merchandising services.

About CCMP Capital
CCMP Capital Advisors, LLC (“CCMP”) specializes in middle market buyouts and growth equity investments of $100 million to $500 million in North America and Europe.  CCMP focuses on generating alpha through the operational transformation of its portfolio companies.  With offices in New York, Houston and London, CCMP invests in four primary industries: Consumer/Retail, Industrial, Energy and Healthcare.  Selected investments under management include: ARAMARK Corporation, Chaparral Energy, Infogroup, Jamieson Laboratories, Jetro Holdings, LHP Hospital Group, Milacron, Newark Energy, Ollie’s Bargain Outlet and Pure Gym.

About Oak Hill Capital Partners
Oak Hill Capital Partners is a private equity firm with more than $8 billion of initial capital commitments from leading entrepreneurs, endowments, foundations, corporations, pension funds, and global financial institutions.  Since inception 28 years ago, the professionals at Oak Hill Capital and its predecessors have invested in more than 70 significant private equity transactions across broad segments of the U.S. and global economies.  Oak Hill Capital applies an industry-focused, theme-based approach to investing in the following sectors: Consumer, Retail & Distribution; Industrials; Media & Communications; and Services.  Oak Hill Capital works actively in partnership with management to implement strategic and operational initiatives to create franchise value.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the future performance or financial condition of CCMP and Hillman following the acquisition of Hillman.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Hillman’s filings with the Securities and Exchange Commission.  Neither CCMP nor Hillman undertakes any duty to update any forward-looking statements made herein.

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The Hillman Companies Contact: +1 513-851-4900, ext. 60292 CCMP Capital Contacts: Andrew Cole/Brooke Gordon Sard Verbinnen & Co +1 212-687-8080	Oak Hill Capital Partners Contacts: Jeremy Fielding/James David Kekst & Company +1 212-521-4800